Exhibit 99.2

April 20, 2016

Dear fellow shareholder,

This is a milestone day for our company.

You will find enclosed a copy of the press release announcing our board of director’s recent decision to declare a quarterly dividend of $0.05 per share on the outstanding shares of the corporation’s common stock. The dividend is payable on May 16, 2016, to stockholders of record at the close of business on April 29, 2016.

The board chose to initiate the dividend after reviewing, among other things, our financial performance for the quarter ending March 31, 2016, together with our historical financial performance and trends. A few highlights from our first quarter are included below and you will be able to find more detailed financial data regarding our first quarter performance on our Quarterly Report on Form 10-Q which we expect to file on or about May 16, 2016. The link to our SEC filings posted on our website is as follows: www.b1bank.com/about-b1bank/shareholder-information/

(Dollars in Thousands, Except Per Share Data)	Quarterly Highlights (unaudited)
	March 31, 2016	December 31, 2015	March 31, 2015

Total Assets	$1,156,201	$1,076,089	$734,897
Loans	$789,379	$772,392	$579,580
Deposits	$978,308	$904,236	$625,646

Book Value per share	$16.34	$15.98	$15.15
Tangible Book Value per Share	$15.02	$15.14	$15.15

Net Income	$1,404	$1,001	$1,133
Earnings per share - diluted	$0.19	$0.14	$0.20

On February 2, 2016, we celebrated the tenth anniversary since the chartering of our bank. While this is a relatively short time in community banking terms, those ten years have been particularly eventful for our bank, for our region, and for all of you: the aftermath of Hurricanes Katrina and Rita, the BP Oil Spill, the Great Recession, the oil and gas dip of 2009 and collapse of 2015-2016, and multiple state governmental budget crises, including the current one.

Over that time, our newly established institution has proven itself to be resilient, growing to be among the top five banks founded in 2006 in the country by asset size. We have been profitable for 36 straight quarters. We have become an employer of choice, attracting talented employees across our seven markets, many of whom are quite active not only professionally, but as leading members of our communities. And now we are initiating a dividend.

More than simply a dollar amount, we believe that dividend payments signify our staying power as a company. Our team has worked diligently over our first ten years to develop a solid foundation upon which to build a meaningful institution and we thank you for your trust and support during this time. We look forward to many opportunities to reward our shareholders for their investment over the coming years.

Sincerely,

Jude Melville

President and Chief Executive Officer

Note: You should expect to receive notice for our annual shareholders meeting in the next two weeks. The board has set the shareholder meeting date on June 2nd and the date of record for voting eligibility is April 29th, the same date as the date of record for the dividend payment. We hope you will attend. In addition, please note that if you are a former shareholder of American Gateway Financial Corporation (“AGFC”) who has not yet returned your original stock certificates formerly representing shares of AGFC in exchange for new certificates representing the shares of Business First Bancshares, Inc. to which you are entitled as a result of the merger, you must complete this exchange before you will receive your dividend payment. To complete this exchange, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, at (877) 248-6417 or (718) 921-8317. If you have any questions, please contact Terre Bidwell at 225-382-9232.